FOR RELEASE AT 6AM PACIFIC

Stockgroup Appoints New Chief Financial Officer

(NEW YORK) March 29, 2006 – Stockgroup Information Systems Inc. (OTCBB:SWEB, TSX-V:SWB) announced today the appointment of Ms. Susan Lovell as the Chief Financial Officer.

Ms. Lovell brings to Stockgroup over 10 years of senior management experience in finance, accounting, financial planning, and analysis with firms of various sizes – ranging from an early stage technology company to a high-tech organization with revenues of over US$300 million.

Ms. Lovell spent six years with Crystal Decisions, a global leader in business intelligence software which was acquired by Business Objects in 2003 (Nasdaq: BOBJ). With the acquisition, Business Objects became the largest business intelligence software company in the world with revenues over $1 billion. Ms. Lovell joined Crystal as Controller and was promoted to Director of Financial Planning and Analysis and led the team responsible for business planning, key performance metrics, and business decision reporting across the organization. Ms. Lovell provided meaningful information and analysis that contributed to 15 successive quarters of revenue growth and a 60 point increase in operating margins.

Ms. Lovell was also the former Controller of GaleForce Solutions, an award-winning provider of CRM software for the financial services industry. Ms. Lovell was also responsible for developing and leading the information systems audit practice for Ernst & Young in Vancouver.

As the Chief Financial Officer of Stockgroup, Ms. Lovell will provide direction on financial strategy for the Company.

“We are very excited to welcome Susan to the senior management team,” stated Marcus New, CEO and President of Stockgroup. “Susan’s experience with highly successful high-tech companies complements the leadership team we have recruited with the key experience of growing companies to $50 million in revenue.”

“Stockgroup has demonstrated impressive growth over the last several quarters. I am very pleased to have the opportunity to contribute my skills and experience to further its success. We are in an exciting industry of change in how information is created and developed for the financial markets. The emergence of Citizen Journalism and Stockgroup’s focus on collaborative technologies with a platform to facilitate this phenomenal changing environment positions us at the leading edge of the Social Network revolution,” said Ms. Lovell.

About Stockgroup Information Systems Inc.

As an online media company, Stockgroup Information Systems provides a complete financial data source for investors, investment advisory firms, press and media organizations as well as access to specific demographics for advertisers. Stockgroup owns and operates the StockHouse media properties. To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com.

Contact:	Stockgroup Information Systems Inc.
Marcus New, CEO and President
1.800.650.1211

This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “will,” “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur.

The TSX has neither approved nor disapproved this press release.
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